Exhibit 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (ET) on April 29, 2009
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
First Quarter 2009 Earnings

Branchville, NJ – April 29, 2009 - Selective Insurance Group, Inc. (NASDAQ: SIGI), today reported its financial results for the first quarter ended March 31, 2009.  Net loss for the quarter was $0.25 per diluted share; operating income for the quarter was $0.05 per diluted share.  Investment income, after tax, for the quarter decreased 48% to $15.1 million, compared to 2008, primarily due to lower than expected performance from alternative investments.

“Our insurance operations continue to perform well and we are pleased with our statutory combined ratio that is on plan at 100.2%,” said Selective Chairman, President and CEO Gregory E. Murphy.  “We are also encouraged that our new business is ahead of plan, expenses were reduced, retention was only slightly down -- reflecting our pricing discipline -- and we had modest favorable reserve development.

“Most importantly, the first signs of positive pure price came in April, earlier than expected,” Murphy said.  “We experienced -0.8% for the first quarter, 0.0% in March and 0.4% so far in April.  Our strong cycle management tools have provided us with the advantage to price our commercial lines business at higher levels than any of the industry pricing surveys, positioning us to take advantage of the market.

“Our Investment results continue to be challenged by alternative investment returns that were down 12% compared to the S&P 500 Index which was down 11%,” continued Murphy.  “Alternatives have historically outperformed the S&P 500 by approximately 10% per year.  They recorded a $13.4 million after tax loss for the first quarter compared to income of $1.2 million, after tax, a year ago.  Alternative investment losses and other-than-temporary impairment charges continue to reflect the turmoil in the financial markets and detract from otherwise quality results.  We continue to employ various portfolio management techniques to help manage through these turbulent markets.”

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Selective’s first quarter 2009 highlights, compared to first quarter 2008:
•	Net loss of $12.9 million, or $0.25 per diluted share, compared to net income of $20.5 million or $0.38 per diluted share;
•	Net realized losses of $15.6 million, after tax, or $0.30 per diluted share, including non-cash other-than-temporary impairments of $17.6 million, after tax, or $0.34 per diluted share;
•	Operating income[1] was down 86% to $2.7 million, or $0.05 per diluted share, compared to $19.5 million, or $0.36 per diluted share;
•	Combined ratio: GAAP: 100.8% vs. 99.5%; Statutory: 100.2% vs. 98.3%;
•	Total net premiums written (NPW) were down 4% to $375.8 million;
o	Commercial lines NPW were down 5% to $325.5 million;
o	Personal lines NPW were up 1% to $50.3 million;
•	Favorable prior year development of approximately $4 million;
•	Catastrophe losses were $0.9 million, after-tax, vs. $3.1 million, after-tax; and
•	Net investment income, after-tax, decreased 48% to $15.1 million compared to $29.4 million.

“An unusually high number of storms through the Midwest and Northeast resulted in higher than expected property losses of $15 million including $6 million in prior year unfavorable development,” said Murphy.  “We continue to see growth in personal lines, and our strong agency relationships and unmatched field model have proven to be valuable in this highly competitive environment.  We’re getting price increases on renewals and the best new business from our agents because we provide them with efficient technology, quick service and new products.”

Balance Sheet and Guidance
At March 31, 2009, Selective’s assets reached $5.0 billion, including $3.6 billion in the company’s investment portfolio.  Book value per share increased 2% from $16.84 to $17.23 in the quarter bringing stockholder equity to $910.1 million compared to $890.5 million at year end 2008.

The company’s Board declared a $0.13 per share quarterly cash dividend on Selective’s common stock, payable June 1, 2009 to stockholders of record on May 15, 2009.

In addition, Selective revised its Securities and Exchange Commission (SEC) reporting segments, realigning the Diversified Insurance Service segment which contained Flood and Selective HR Solutions (Selective HR).  As Flood is managed by Insurance Operations and is included in insurance results by the industry, it will now reside in that segment.  Selective HR will have its own segment titled “HR Outsourcing” and the Investment segment remains the same.

With the change in SEC reporting segments this quarter, Selective is modifying financial guidance for 2009 to match the new segmentation.  By moving Flood into the insurance operations there will be less of a difference between GAAP and statutory combined ratios.  Otherwise, guidance remains the same as follows:
•	A GAAP combined ratio below 103%;
•	A statutory combined ratio below 102.5%; and
•	Catastrophe losses of 1.4 points.

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The supplemental investor package, including financial information that is not part of this press release, is available on the Investors’ page of Selective’s public website at www.selective.com.  Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on April 30, 2009 at www.selective.com.  The webcast will be available for rebroadcast until the close of business on May 29, 2009.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best.  Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program.  Other subsidiaries of the company provide human resource administration outsourcing. Selective maintains a website at www.selective.com.

Forward-Looking Statements
In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA").  The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements.  These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology.  These statements are only predictions, and we can give no assurance that such expectations will prove to be correct.  We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:
•	difficult conditions in global capital markets and the economy;
•	continued deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;

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•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires; adverse market, governmental, regulatory, legal or judicial conditions or actions;

•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•	other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K.

These risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time-to-time.  We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

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Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended March 31:	2009	2008
Net premiums written	$375,783	391,954
Net premiums earned	363,873	383,387
Net investment income earned	15,717	37,866
Net realized (losses) gains	(24,025)	1,515
Total revenues	369,565	439,047

Operating income	2,739	19,518
Net realized (losses) gains, net of tax	(15,616)	985
Net (loss) income	$(12,877)	20,503

Statutory combined ratio	100.2%	98.3%
GAAP combined ratio	100.8%	99.5%

Operating income per diluted share	$0.05	0.36
Net (loss) income per diluted share	(0.25)	0.38
Weighted average diluted shares	52,352	53,882
Book value per share	$17.23	19.62

*All amounts included in this release exclude inter-company transactions.

1Operating income differs from net income by the exclusion of realized gains or losses on investments. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing.  In addition, these investment gains and losses resulting from sales, as well as other-than-temporary impairment charges on investments could distort the analysis of trends.  However, operating income is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

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